Exhibit 10.1a

PLEASE SIGN & RETURN

CAVCO INDUSTRIES, INC.

Dear _____________:

     Effective _____________ , you have been granted a Non-qualified Option to purchase up to ______ shares of the common stock, par value $.01 per share, of Cavco Industries, Inc., a Delaware Corporation (the “Company”), for $ _______ per share (the “Option”). This Option is granted under the Cavco Industries, Inc. Stock Incentive Plan (as such plan may be amended from time to time, the “Plan”). A copy of the Plan is available to you upon request to the Corporate Secretary during the term of this Option. This Option will terminate upon the close of business on [date not later than seven years from grant date], unless earlier terminated as described herein or in the Plan. This Option will vest and become exercisable in the amounts and on the dates shown below:

shares

shares

shares

shares

     Except as is otherwise provided in this award agreement, all rights to exercise this Option shall terminate within four (4) months after the date the optionee ceases to be an employee of the Company, or ceases to be a Director, whichever may occur later, for any reason other than death or Disability (but in no event later than the end of the original period of the option). In the event of an optionee’s Disability and resulting termination of Employment, this Option will terminate six (6) months after such optionee’s Employment Termination Date. However, if this Option is held by a Director who, on the date he or she ceases to be a Director (and, if also an employee, ceases to be an employee), has at least ten (10) years of service as a Director, than all Shares subject to such Option will vest on the date the Director ceases to be a Director, and all rights to exercise such Option will terminate three (3) years thereafter. Also, if this Option is held by a Director who, on the date he or she ceases to be a Director (and, if also an employee, ceases to be an employee) has less than ten (10) years of service as a Director, then all rights to exercise such Options will terminate four (4) months after he or she ceases to be a Director.

     You may exercise any vested portion of this Option by electing to effect a broker-assisted cashless exercise, which involves the immediate sale of the stock received upon exercise in the open market through an approved broker who will pay to the Company the exercise price and tax withholdings attributable to such exercise.

     This Option is subject to the Plan, and the Plan will govern where there is any inconsistency between the Plan and this Option. The provisions of the Plan are also provisions of this Option, and all terms, provisions and definitions set forth in the Plan are incorporated in this Option and made a part of this Option for all purposes. Capitalized terms used but not defined in this Option will have the meanings assigned to such terms in the Plan. This Option has been signed in duplicate by Cavco Industries, Inc. and delivered to you, and (when you sign below) has been accepted by you effective as of _____________.

ACCEPTED BY OPTIONEE	CAVCO INDUSTRIES, INC.
as of

[Name]	Joseph H. Stegmayer
Chairman, President and Chief Executive Officer